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                                                               EXHIBIT 10.17
                                EMPLOYMENT AGREEMENT

    This Employment Agreement is made and entered into by and between Spatialight, Inc. (the "Company") and L. John Loomis ("Loomis") as of February 17, 1997 (the "Effective Date").

    1.        POSITION AND DUTIES:

         1.1 Effective February 17, 1997 (the "Commencement Date"), Loomis will be employed by the Company as its Senior Executive Vice President and Chief Operating Officer ("COO") reporting to William E. Hollis, President and Chief Executive Officer. It is expected that at the next regularly scheduled meeting of the Company's Board of Directors (the "Board") Hollis will be appointed Chairman of the Board. If this occurs, the Company will recommend that the Board approve Loomis for employment as the Company's President and COO, and will further recommend Loomis for a seat on the Company's Board.

         1.2 Loomis agrees to devote his full business time, energy and skill to his duties at the Company. These duties shall include, but not be limited to, assisting in all efforts to raise equity financing, assisting with presentations to shareholders and the Board, providing technical marketing expertise to the Company, assisting in the development of the Company's business plan and any other duties consistent with Loomis' position(s), as well as any other duties that may be assigned to Loomis from time to time by the Board.

         1.3 Loomis further agrees to undertake his best efforts to induce Paul Beard, to accept employment with the Company.

    2.        COMPENSATION:

         2.1 BASE SALARY: Loomis will be paid an annual salary of $175,000, less applicable withholding, in accordance with the Company's normal payroll procedures. Loomis' salary will be reviewed by the Board on an approximately annual basis, and may be subject to adjustment based upon various factors including, but not limited to, Loomis' performance and the Company's profitability.

         2.2 PERFORMANCE BONUS PLAN: Loomis will be eligible to participate in the Company's performance bonus plan (the "Bonus Plan"), which currently provides for a bonus of twenty (20) percent of salary upon achievement of pre-established goals. Under the Bonus Plan, all bonuses, if earned, are paid at the end of the fiscal year. Any bonus will be governed by the terms of the Company's standard Bonus Plan in effect at the time.

         2.3 EQUITY STAKE: The Company will recommend that its Board approve the issuance to Loomis of options to purchase 400,000 shares of the Company's common stock (the


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"Option") in accordance with the Company's Stock Option Plan (the "Plan").
The Plan provides that fifty percent of options vest upon the completion of one year's service and the remaining fifty percent of options vest upon the completion of the second year's service. However, in the event that the Company files for bankruptcy protection pursuant to the United States Bankruptcy Code, the parties agree that all of the options issued pursuant to the Option shall become fully vested as of the date the Company files its Petition for Bankruptcy Protection. Except as otherwise provided herein, the Option shall be subject to the terms and conditions of the Company's stock option plan and the Company's standard form of stock option agreement, which Loomis shall be required to sign as a condition of the issuance of the Initial Stock Option.

         2.4 SIGNING BONUS: Immediately upon execution of this Agreement, the Company shall provide Loomis with a signing bonus in the amount of Twenty-Five Thousand Dollars ($25,000.00)(the "Signing Bonus"). The Signing Bonus is not payment for any labor performed by Loomis and consequently does not constitute "wages" under the California Labor Code. In the event that Loomis voluntarily terminates his employment with the Company prior to the expiration of twelve months following the Commencement Date, Loomis shall reimburse the Company for the Signing Bonus.

         2.5 BENEFITS: Loomis will be entitled to participate in all of the Company's benefit plans, as those plans may change from time to time, on the same terms as all other employees of the Company.

    3. TERM OF EMPLOYMENT: Loomis' employment with the Company pursuant to this Agreement is for a three-year period, commencing on the Commencement Date, subject to the provisions regarding termination set forth below (the "Term"). If neither party gives the other written notice of termination or a desire to change the provisions herein, on or before the thirtieth (30th) day prior to the expiration of the Term, this Agreement shall be automatically renewed for an additional one (1) year period (the "Renewal Term"). Thereafter, if neither party gives the other written notice of termination or a desire to change the provisions herein, on or before the thirtieth (30th) day prior to the expiration of each Renewal Term, this Agreement shall be renewed for an additional one (1) year period.

    4.        BENEFITS UPON TERMINATION:

    Notwithstanding paragraph 3 above, Loomis' employment may be terminated by Loomis or the Company at any time, with or without notice and with or without cause. In the event that either party elects to terminate this Agreement prior to the expiration of the contract term, benefits shall be provided as set forth below.

         4.1 VOLUNTARY TERMINATION: In the event that Loomis voluntarily resign from his employment with the Company, or in the event that Loomis' employment terminates as a result of his death or disability, Loomis shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 2 above through the date of his termination.


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         4.2  INVOLUNTARY TERMINATION:  In the event of the termination of
Loomis' employment by the Company for the reasons set forth below, Loomis shall be entitled to the following:

                   TERMINATION FOR CAUSE: If Loomis' employment is terminated by the Company for cause as defined below, Loomis shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 2 through the date of Loomis' termination.

              For purposes of this Agreement, a termination "for cause" occurs if Loomis are terminated for any of the following reasons:

                   (1) theft, dishonesty, or falsification of any employment or Company records;

                   (2) conviction of a felony or any act involving moral turpitude;

                   (3) consistent poor performance, as determined by the Board in its sole discretion;

                   (4) improper disclosure of the Company's confidential or proprietary information;

                   (5) any intentional act by Loomis that has a material detrimental effect on the Company's reputation or business; or

                   (6) any material breach of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

              b. TERMINATION FOR OTHER THAN CAUSE: If Loomis' employment is terminated by the Company for any reason other than cause, Loomis shall be entitled to continuation of Loomis' salary and all other benefits, including, but not limited to, vesting in all stock options, for six months following the termination of Loomis' employment.

    5. CONFIDENTIAL AND PROPRIETARY INFORMATION: As a condition of Loomis' employment with the Company, Loomis will be required to sign the Company's standard form of proprietary information and assignment of inventions agreement. As a further condition of Loomis' employment, Loomis will be required to cause the assignment of all patents issued in relation to the wireless technology for the home environment (the "Patents") to the Company.

    6.        ATTORNEYS' FEES:   The prevailing party shall be entitled to
recover from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Agreement.


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    7.        INTERPRETATION:   This Agreement shall be interpreted in
accordance with and governed by the laws of the State of California.

         ASSIGNMENT:   In view of the personal nature of the services to be
performed under this Agreement by Loomis, Loomis shall not have the right to assign or transfer any of his obligations under this Agreement.

    9.        ENTIRE AGREEMENT:   This Agreement, along with any agreements
referred to in paragraph 2, relating to stock options and paragraph 5, relating to proprietary information and assignment of inventions, sets forth the entire agreement between Loomis and the Company regarding the terms and conditions of Loomis' employment, and supersedes all prior negotiations, representations or agreements between Loomis and the Company regarding Loomis' employment, whether written or oral.

    10. NO REPRESENTATIONS: Loomis acknowledges that his is not relying, and have not relied, on any promise, representation or statement made by or on behalf of the Company that is not set forth in this Agreement.

    11.       MODIFICATION:   This Agreement may only be modified or amended
by a supplemental written agreement signed by Loomis and an authorized member of the Board.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.


                                  SPATIALIGHT, INC.



Date:                             By:
     ---------------------           ----------------------------


                                  Its:
                                      ---------------------------



Date:
     ---------------------        -------------------------------
                                  L. John Loomis

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